Exhibit 99.1

ADVANCE AUTO PARTS REPORTS COMPARABLE
DILUTED EPS INCREASE OF 46% TO $0.57, PROVIDES FISCAL 2011
DILUTED EPS OUTLOOK OF $4.60 TO $4.80

ROANOKE, Va, February 9, 2011 – Advance Auto Parts, Inc. (NYSE: AAP), a leading retailer of automotive aftermarket parts, accessories, batteries, and maintenance items, today announced its financial results for the fourth quarter ended January 1, 2011.

Fourth quarter comparable earnings per diluted share (EPS) were $0.57 which was a 46% increase over the fourth quarter of fiscal 2009.  Including the $0.03 charge related to store divestitures recorded during the fourth quarter of fiscal 2009, EPS increased 58%.

Fourth Quarter Performance Summary

	Twelve Weeks Ended		Fifty-Two Weeks Ended
	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010

Sales (in millions)	$1,270.1	$1,143.6	$5,925.2	$5,412.6

Comp Store Sales %	8.9%	2.4%	8.0%	5.3%

Gross Profit %	49.4%	47.9%	50.0%	48.9%

SG&A %	42.8%	42.9%	40.1%	40.5%

Operating Income %	6.6%	5.0%	9.9%	8.4%

Diluted EPS	$0.57	$0.36	$3.95	$2.83

Avg Diluted Shares (in thousands)	84,494	94,409	87,155	95,113

“I would like to thank our 51,000 Team Members for their hard work during the fourth quarter and the 2010 fiscal year,” said Darren R. Jackson, Chief Executive Officer.  “Our team reached many record strategic and financial milestones this year.  The revitalizing of our core values to Inspire, Serve and Grow have enabled us to develop stronger relationships with our customers, increase the overall engagement of our Team Members and drive strong financial outcomes. The strong financial outcomes include three consecutive years of double-digit Commercial comp store sales growth, which has led to industry leading sales per store, and three consecutive years of double-digit EPS increases.   In 2011, our brand promise of ‘Service is our best part’ will be how we differentiate and provide our customers the reason to choose Advance for every job every time.”

Fourth Quarter and Fiscal 2010 Highlights

Total sales for the fourth quarter increased 11.1% to $1.27 billion, compared with total sales of $1.14 billion during the fourth quarter of fiscal 2009.  The sales increase reflects the net addition of 143 new stores during the past 12 months and a comparable store sales gain of 8.9% compared to a 2.4% comparable store sales gain during the fourth quarter of fiscal 2009.  Fiscal 2010 comparable store sales increased 8.0% on top of a 5.3% increase in fiscal 2009.

The Company’s gross profit rate was 49.4% of sales during the fourth quarter as compared to 47.9% during the fourth quarter of fiscal 2009.  The 147 basis-point improvement in the gross profit rate was driven by improved merchandising and pricing capabilities, improved parts availability and supply chain efficiencies. For fiscal 2010, the Company’s gross profit rate was 50.0%, or 113 basis points favorable to fiscal 2009.

The Company’s SG&A rate was 42.8% of sales during the fourth quarter as compared to 42.6% during the same period in fiscal 2009, excluding the impact of store divestitures.  This 20 basis-point  increase was driven by increased incentive compensation, partially offset by fixed cost leverage due to strong comparable store sales and a decelerated pace of net incremental spending on the Company’s strategic capabilities. Including the impact of store divestitures in fiscal 2009, the SG&A rate decreased 14 basis points.  For fiscal 2010, the Company’s SG&A rate was 40.1% versus 40.0% in fiscal 2009, or 40.5% when including the impact of store divestitures.

The Company’s operating income increased 38% during the fourth quarter to $83.9 million as compared to the fourth quarter of fiscal 2009.   The Company’s operating income rate increased 127 basis points to 6.6% of sales.  Including the impact of store divestitures in fiscal 2009, the Company’s operating income increased 47% and operating income rate increased 161 basis points.

During fiscal 2010, the Company generated $666.2 million in operating cash flow and a record $466.4 million of free cash flow.  Free cash flow increased 13.8% from $409.9 million last year primarily due to strong growth in net income.  Capital expenditures were $199.6 million for fiscal 2010 as compared to $192.9 million in fiscal 2009.

“Overall, 2010 marked our third consecutive year of improved financial and operational performance.  While our performance in 2010 was fueled by strong industry dynamics and favorable weather patterns, the strategic choices we have made through our investments and the superior execution of our team played a significant role and enabled us to gain market share and position our Company for long-term growth and success,” said Mike Norona, Executive Vice President and Chief Financial Officer.

Comparable Key Financial Metrics and Statistics (1)

	Twelve Weeks Ended		Fifty-Two Weeks Ended
	January 1, 2011	January 2, 2010	FY 2010	FY 2009	FY 2008

Sales Growth %	11.1%	3.6%	9.5%	7.1%	4.3%

Sales per Store	$1,697	$1,595	$1,697	$1,595	$1,524

Operating Income per Store	$168	$142	$168	$142	$132

Return on Invested Capital	17.5%	15.1%	17.5%	15.1%	14.0%

Gross Margin Return on Inventory	$5.05	$3.98	$5.05	$3.98	$3.37

Total Store Square Footage, end of period	25,950	24,973	25,950	24,973	24,711

Total Team Members, end of period	51,017	48,771	51,017	48,771	47,853

(1)
In thousands except for gross margin return on inventory and total Team Members. The financial metrics have been reported on a comparable basis to exclude the impact of store divestiture expenses in fiscal 2009 and the 53rd week results and non-cash inventory adjustment in fiscal 2008. The financial metrics presented are calculated on an annual basis and accordingly reflect the last four quarters completed, except for Sales Growth % and where noted.  Refer to the presentation of the financial metrics on a GAAP basis, definitions of the financial metrics and reconciliation of the financial results reported on a comparable basis to the GAAP basis in the accompanying financial statements in this press release.

Store Information

During the fourth quarter, the Company opened 26 stores, including three Autopart International stores, and closed three stores.  For fiscal 2010, the Company opened 148 stores, including 38 Autopart International stores, and closed five stores.  As of January 1, 2011, the Company’s total store count was 3,563 including 194 Autopart International stores.

Share Repurchases

During the fourth quarter, the Company repurchased approximately 2.4 million shares of its common stock at an aggregate cost of $157.8 million or an average price of $66.71.  In fiscal 2010, the Company repurchased approximately 13.0 million shares of its common stock at an aggregate cost of $633.9 million, or an average price of $48.67 per share.  Subsequent to the end of fiscal 2010 and up to the date of this release, the Company has repurchased an additional 1.9 million shares of its common stock at an aggregate cost of $121.6 million, or an average price of $62.72 per share.

Share Repurchase Authorization

As a result of the share repurchases made subsequent to the end of fiscal 2010, the Company has completed the $300.0 million share repurchase authorization approved by the Board of Directors in August 2010.  On February 8, 2011, the Company’s Board of Directors authorized a new $500 million share repurchase program.

2011 Annual Financial Outlook

The Company has provided the following annual financial outlook and certain key assumptions for fiscal 2011.

Fiscal 2011 Annual Financial Outlook Key Assumptions

New Stores	120 - 140 (110 - 120 Advance Auto Parts stores, 10 - 20 Autopart International stores)
Comparable Store Sales	Low to mid-single digits
EPS	$4.60 - $4.80
Capital Expenditures	$275 million - $300 million
Diluted Share Count	Approximately 82 million shares
Free Cash Flow	Minimum of $300 million

In fiscal 2011, the Company anticipates a low to mid single-digit increase in comparable store sales driven by continued strong Commercial sales growth. The Company expects a more modest increase in gross profit rate primarily due to benefits from its merchandising capabilities, supply chain efficiencies and global sourcing, partially offset by supply chain investments.

The Company expects its total SG&A dollar growth to continue to decelerate due to lower growth in its fixed cost structure and improved flexibility of its variable expenses. The Company estimates an EPS range of approximately $4.60 to $4.80 for fiscal 2011, which assumes an average diluted share count of approximately 82 million shares.

“Our focus on Service Leadership and Superior Availability will position our Company to grow our comp store sales in the low to mid-single digits and our EPS double digits for the fourth consecutive year.  We expect our gross profit rate to continue to expand; however, at a much more moderate pace,” said Mike Norona, Executive Vice President and Chief Financial Officer.  “The pursuit of differentiation will require continued investments in the areas of Service Leadership and Superior Availability; however, we expect SG&A dollar growth per store to continue to decelerate in 2011 from 2010 driven by cost savings in the areas of labor management, operational efficiencies and variability in store performance.  These savings will somewhat offset our 2011 investment spend and result in our SG&A leveraging at a lower level of comp sales.  We have shown over the past three years that investing in the right areas of our business can deliver solid growth and returns.”

Dividend

On February 8, 2011, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.06 per share to be paid on April 8, 2011 to stockholders of record as of March 25, 2011.

Investor Conference Call

The Company will host a conference call on Thursday, February 10, 2011 at 10:00 a.m. Eastern Standard Time to discuss its quarterly results.  To listen to the live call, please log on to the Company’s website, www.AdvanceAutoParts.com, or dial (866) 908-1AAP.  The call will be archived on the Company’s website until February 10, 2012.

About Advance Auto Parts

Headquartered in Roanoke, Va., Advance Auto Parts, Inc., a leading automotive aftermarket retailer of parts, accessories, batteries, and maintenance items in the United States, serves both the do-it-yourself and professional installer markets.  As of January 1, 2011, the Company operated 3,563 stores in 39 states, Puerto Rico, and the Virgin Islands.  Additional information about the Company, employment opportunities, customer services, and online shopping for parts and accessories can be found on the Company’s website at www.AdvanceAutoParts.com.

Certain statements contained in this release are forward-looking statements, as that statement is used in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate.  These statements discuss, among other things, expected growth and future performance, including store growth, capital expenditures, comparable store sales, SG&A, operating income, gross profit rate, free cash flow, profitability and earnings per diluted share for fiscal year 2011.  These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company’s products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, business interruptions, acts of terrorism, availability of suitable real estate, dependence on foreign suppliers and other factors disclosed in the Company’s 10-K for the fiscal year ended January 2, 2010 on file with the Securities and Exchange Commission.  Actual results may differ materially from anticipated results described in these forward-looking statements.  The Company intends these forward-looking statements to speak only as of the time of this news release and does not undertake to update or revise them as more information becomes available.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	January 1,	January 2,
	2011	2010

Assets

Current assets:
Cash and cash equivalents	$59,209	$100,018
Receivables, net	124,227	92,560
Inventories, net	1,863,870	1,631,867
Other current assets	76,965	63,173
Total current assets	2,124,271	1,887,618

Property and equipment, net	1,143,170	1,100,338
Assets held for sale	1,472	1,492
Goodwill	34,387	34,387
Intangible assets, net	25,360	26,419
Other assets, net	25,557	22,709
	$3,354,217	$3,072,963

Liabilities and Stockholders' Equity

Current liabilities:
Current portion of long-term debt	$973	$1,344
Financed vendor accounts payable	31,648	32,092
Accounts payable	1,292,113	966,274
Accrued expenses (a)	404,086	393,060
Other current liabilities (a)	119,229	73,257
Total current liabilities	1,848,049	1,466,027

Long-term debt	300,851	202,927
Other long-term liabilities (a)	165,943	121,644
Total stockholders' equity	1,039,374	1,282,365
	$3,354,217	$3,072,963

(a)
Effective January 1, 2011, the Company reclassified $50.3 million of its self-insurance liability from Accrued expenses to Other long-term liabilities because the timing of future payments is now predictable based on the historical patterns and maturity of the program and is relied upon in determining the current portion of these liabilities. This reclassification was partially offset by the related income tax impact.

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by generally accepted accounting principles, or GAAP, for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Twelve Week Periods Ended
January 1, 2011 and January 2, 2010
(in thousands, except per share data)
(unaudited)

	January 1,	January 2,
	2011	2010

Net sales	$1,270,130	$1,143,567
Cost of sales, including purchasing and warehousing costs	642,645	595,438

Gross profit	627,485	548,129
Selling, general and administrative expenses	543,548	490,956

Operating income	83,937	57,173

Other, net:
Interest expense	(6,727)	(4,907)
Other income (expense), net	454	(26)
Total other, net	(6,273)	(4,933)

Income before provision for income taxes	77,664	52,240
Provision for income taxes	29,551	17,761

Net income	$48,113	$34,479

Basic earnings per share (a)	$0.58	$0.37
Diluted earnings per share (a)	$0.57	$0.36

Average common shares outstanding (a)	82,983	93,836
Average common shares outstanding - assuming dilution (a)	84,494	94,409

( a )
Average common shares outstanding is calculated based on the weighted average number of shares outstanding during the quarter.  At January 1, 2011 and January 2, 2010, we had 81,956 and 93,623 shares outstanding, respectively.

NOTE:  These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Fifty-Two Week Periods Ended
January 1, 2011 and January 2, 2010
(in thousands, except per share data)
(unaudited)

	January 1,	January 2,
	2011	2010

Net sales	$5,925,203	$5,412,623
Cost of sales, including purchasing and warehousing costs	2,963,888	2,768,397

Gross profit	2,961,315	2,644,226
Selling, general and administrative expenses	2,376,382	2,189,841

Operating income	584,933	454,385

Other, net:
Interest expense	(26,861)	(23,337)
Other (expense) income, net	(1,017)	607
Total other, net	(27,878)	(22,730)

Income before provision for income taxes	557,055	431,655
Provision for income taxes	211,002	161,282

Net income	$346,053	$270,373

Basic earnings per share (a)	$4.00	$2.85
Diluted earnings per share (a)	$3.95	$2.83

Average common shares outstanding (a)	86,082	94,459
Average common shares outstanding - assuming dilution (a)	87,155	95,113

( a )
Average common shares outstanding is calculated based on the weighted average number of shares outstanding during the year.  At January 1, 2011 and January 2, 2010, we had 81,956 and 93,623 shares outstanding, respectively.

NOTE:  These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Fifty-Two Week Periods Ended
January 1, 2011 and January 2, 2010
(in thousands)
(unaudited)

	January 1,	January 2,
	2011	2010

Cash flows from operating activities:
Net income	$346,053	$270,373
Depreciation and amortization	164,437	150,917
Share-based compensation	22,311	19,682
Provision for deferred income taxes	40,503	66,622
Excess tax benefit from share-based compensation	(7,260)	(3,219)
Other non-cash adjustments to net income	7,640	9,335
(Increase) decrease in:
Receivables, net	(31,667)	4,643
Inventories, net	(232,003)	(8,779)
Other assets	(13,105)	(15,694)
Increase in:
Accounts payable	325,839	174,944
Accrued expenses	38,715	20,778
Other liabilities	4,696	10,088
Net cash provided by operating activities	666,159	699,690

Cash flows from investing activities:
Purchases of property and equipment	(199,585)	(192,934)
Proceeds from sales of property and equipment	235	7,395
Net cash used in investing activities	(199,350)	(185,539)

Cash flows from financing activities:
Increase (decrease) in bank overdrafts	28	(11,060)
Decrease in financed vendor accounts payable	(444)	(104,294)
Issuance of senior unsecured notes	298,761	-
Payment of debt related costs	(4,572)	-
Early extinguishment of debt	(200,000)	-
Net borrowings (payments) on credit facilities	-	(251,500)
Dividends paid	(21,051)	(22,803)
Proceeds from the issuance of common stock, primarily exercise
of stock options	36,113	35,402
Excess tax benefit from share-based compensation	7,260	3,219
Repurchase of common stock	(622,442)	(100,062)
Other	(1,271)	(393)
Net cash used in financing activities	(507,618)	(451,491)

Net (decrease) increase in cash and cash equivalents	(40,809)	62,660
Cash and cash equivalents, beginning of period	100,018	37,358
Cash and cash equivalents, end of period	$59,209	$100,018

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Supplemental Financial Schedules
Fifty-Two Week Periods Ended
January 1, 2011 and January 2, 2010
(in thousands, except per share data)
(unaudited)

Reconciliation of Free Cash Flow:
	January 1,	January 2,
	2011	2010

Cash flows from operating activities	$666,159	$699,690
Cash flows used in investing activities	(199,350)	(185,539)
	466,809	514,151

Decrease in financed vendor accounts payable	(444)	(104,294)

Free cash flow	$466,365	$409,857

Note: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.

	Key Financial Metrics and Statistics(1):
		Twelve Weeks Ended
		January 1, 2011	January 2, 2010	FY 2010	FY 2009	FY 2008

	Sales Growth %	11.1%	(4.1%)	9.5%	5.3%	6.1%

	Sales per Store (2)(3)	$1,697	$1,595	$1,697	$1,595	$1,551

	Operating Income per Store (2)(4)	$168	$134	$168	$134	$125

	Return on Invested Capital (2)(5)	17.5%	14.6%	17.5%	14.6%	13.6%

	Gross Margin Return on Inventory (2)(6)	$5.05	$3.98	$5.05	$3.98	$3.47

	Total Store Square Footage, end of period	25,950	24,973	25,950	24,973	24,711

	Total Team Members, end of period	51,017	48,771	51,017	48,771	47,853

(1)
In thousands except for gross margin return on inventory and total Team Members. These financial metrics have been reported on a GAAP basis which include the impact of store divestiture expenses in fiscal 2009 and the 53rd week results and non-cash inventory adjustment in fiscal 2008. These financial metrics should be read in conjunction with our financial metrics presented on a comparable basis earlier in this press release. Refer to the “Selected Consolidated Data” on page 18 of our 2009 Form 10-K for further explanation of these items.

(2)	The financial metrics presented are calculated on an annual basis and accordingly reflect the last four quarters completed.

(3)	Sales per store is calculated as net sales divided by an average of beginning and ending store count.

(4)	Operating income per store is calculated as operating income divided by an average of beginning and ending store count.

(5)	Return on invested capital (ROIC) is calculated in detail in these supplemental financial schedules.

(6)	Gross margin return on inventory is calculated as gross profit divided by an average of beginning and ending inventory, net of accounts payable and financed vendor accounts payable.

Detail of Return on Invested Capital (ROIC) Calculation:
	Last Four Quarters Ended
	2010	2009
	As Reported	As Reported	Comparable Adjustments (a)	Comparable

Net income	$346,053	$270,373	$16,322	$286,695
Add:
After-tax interest expense and other, net	17,318	14,237	-	14,237
After-tax rent expense	187,407	185,344	-	185,344
After-Tax Operating Earnings	550,778	469,954	16,322	486,276

Average assets (less cash)	3,133,977	2,949,826	13,029	2,962,855
Less: Average liabilities (excluding total debt)	(1,799,674)	(1,514,467)	-	(1,514,467)
Add: Capitalized lease obligation (rent expense * 6) (b)	1,810,056	1,775,424	-	1,775,424
Total Invested Capital	3,144,359	3,210,783	13,029	3,223,812

ROIC	17.5%	14.6%	-	15.1%

Rent expense	$301,676	$295,904	$-	$295,904
Interest expense and other, net	$27,877	$22,730	$-	$22,730

( a )
The Company has also presented its ROIC calculation on a comparable basis which excludes the impact of store divestiture expenses in fiscal 2009.  Refer to the “Selected Consolidated Data” on page 18 of our 2009 Form 10-K for further explanation of these items.

( b )	Capitalized lease obligation is estimated as annualized rent expense for the applicable period times six years.

Note:  Management uses ROIC to evaluate return on investments to the business and believes it is a useful indicator to stockholders given the future investments the Company plans to make in areas including information technology, supply chain and stores.  ROIC is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated financial statements. Management believes our comparable results of operations are a useful indicator to stockholders for consistency purposes.